UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): February 23, 2012

CYBERDEFENDER CORPORATION

(Exact name of Company as specified in Charter)

Delaware	333-138430	65-1205833
(State or other jurisdiction of	(Commission File No.)	(IRS Employee Identification No.)
incorporation or organization)

617 West 7th Street, Suite 1000

Los Angeles, California 90017

 (Address of Principal Executive Offices)

213-689-8631

(Issuer Telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Company under any of the following provisions (see General Instruction A.2 below).

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)).

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13(e)-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

The following summary provides only a brief description of the agreements and instruments described below. The summary is qualified in its entirety by the full texts of the agreements and instruments.

CyberDefender Corporation (the “Company”) has been in discussions with GR Match, LLC (“GRM”), the Company’s senior secured lender and the provider of media purchasing, production, advertising and marketing services in connection with the Company’s business, regarding the Company’s defaults under its existing loan agreements with GRM. As a result of the discussions, the Company entered into an Asset Purchase Agreement with GRM or its designee (an acquisition company to be formed and designated by GRM) dated as of February 23, 2012 (the “APA”) pursuant to which the Company has agreed, subject to the conditions set forth in the APA, to sell substantially all of its assets to GRM in a sale conducted under the supervision of the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”). As required by the Bankruptcy Code, the sale of the assets to GRM will be subject to overbidding by other prospective purchasers pursuant to bidding procedures to be approved by the Bankruptcy Court. A copy of the APA is attached as Exhibit 99.1 and incorporated herein by reference.

The assets to be acquired pursuant to the APA include all assets, other than certain excluded assets, used in connection with the Company’s business. The consideration to be paid for the purchased assets, subject to certain adjustments, consists of: (i) a credit bid by GRM in the aggregate principal amount of $12 million relating to debtor-in-possession financing to be provided by GRM and two prepetition loans provided by GRM and a release by GRM of certain claims against the Company; (ii) the cancellation of all of GRM’s common stock and warrants in the Company; and (iii) $250,000. The sale of assets is subject to a number of terms and conditions, including Bankruptcy Court approval. GRM is entitled to terminate the APA in certain circumstances, including: (i) upon the occurrence of certain events of defaults by the Company; (ii) if certain orders of the Bankruptcy Court are not entered by dates specified in the APA; and (iii) the Company accepts, in accordance with the bidding procedures, a bid submitted by a third party. In the event of the closing of a transaction resulting from a bid submitted by a third party in accordance with the bidding procedures, GRM is entitled to expense reimbursement not to exceed $500,000.

As part of its discussions with GRM, the Company, as of February 23, 2012, entered into a debtor-in-possession financing arrangement (the “DIP Facility”) with GRM pursuant to which the Company may borrow up to $4.6 million to finance operations during its Chapter 11 proceedings. Indebtedness incurred under the DIP Facility: (i) accrues interest at the rate of 8% per annum; (ii) matures on the earlier of (a) the closing of the sale of assets or (b) June 15, 2012; and (iii) is secured by certain liens on substantially all of the Company’s assets. The DIP Facility is subject to a number of terms and conditions, including Bankruptcy Court approval. GRM is entitled to terminate the DIP Facility upon the occurrence of certain events of defaults by the Company.

Item 1.03.	Bankruptcy or Receivership.

On February 23, 2012, the Company filed a voluntary Chapter 11 bankruptcy petition with the Bankruptcy Court. The proceeding has been assigned Case No. 12-10633.

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The Company will continue its ordinary course of business operations and will operate as a debtor-in-possession within the bankruptcy proceeding. The bankruptcy filing was necessitated by the Company's inability to secure required new equity or debt financing. The Company hopes to use the protections provided by the Chapter 11 process to consummate the transactions contemplated by the APA. The Company believes that the Chapter 11 filing provides it with the best chance of preserving the value of its business assets and maximizing the return to all of the stakeholders of the Company.

Item 8.01.	Other Events.

On February 23, 2012, the Company issued a public announcement of the matters described in Items 1.01 and 1.03 above, a copy of which is attached as Exhibit 99.2 and incorporated herein by reference.

On February 27, 2012, the Company filed with the United States Securities and Exchange Commission (“SEC”) an Application for Withdrawal of the Company’s Registration Statement on Form S-1 that was filed with the SEC on November 25, 2011, (Registration Number 333-178181), as amended.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit 99.1	Asset Purchase Agreement.

Exhibit 99.2	Public Announcement Issued February 23, 2012.

SIGNATURES

Dated:  February 27, 2012

CYBERDEFENDER CORPORATION

By:	/s/ Kevin Harris
Kevin Harris, Interim Chief Executive Officer, Chief Financial Officer and Secretary

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